Exhibit A

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

StepStone Private Markets

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—		—

Fees Previously Paid	$79,872,992.1	$147.60	$11,789.25

Total Transaction Valuation	$79,872,992.1

Total Fees Due for Filing			$11,789.25

Total Fees Previously Paid			$11,789.25

Total Fee Offsets			—

Net Fee Due			$0

Table 2 – Fee Offset Claims and Sources

Not applicable.